AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1999. REGISTRATION NO. 333-________
                       --------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              TRITON ENERGY LIMITED
             (Exact name of registrant as specified in its charter)


CAYMAN ISLANDS                                NONE
(State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)         Identification No.)

           CALEDONIAN HOUSE
             MARY STREET
             P. O. BOX 1043
             GEORGETOWN
             GRAND CAYMAN, CAYMAN ISLANDS              NONE
    (Address of principal executive offices)        (Zip Code)


        TRITON ENERGY LIMITED AMENDED AND RESTATED RESTRICTED STOCK PLAN
                AMENDED AND RESTATED 1997 SHARE COMPENSATION PLAN
                            (Full title of the plans)

                                THOMAS J. MURPHY
                            TRITON ENERGY CORPORATION
                    6688 NORTH CENTRAL EXPRESSWAY, SUITE 1400
                              DALLAS, TEXAS  75206
                     (Name and address of agent for service)

                                 (214) 691-5200
                          (Telephone number, including
                        area code, of agent for service)
                           ___________________________

                         CALCULATION OF REGISTRATION FEE


                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                -----------------  --------------------
TITLE OF SECURITIES          AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING    AMOUNT OF
---------------------------- -----------------  --------------------  --------------------  ----------------
TO BE REGISTERED             REGISTERED         SHARE (1)             PRICE (1)             REGISTRATION FEE
                             -----------------  --------------------  --------------------  ----------------
Ordinary Shares, $.01 par
value per share
                             1,800,000 shares   $         11.84          $ 21,312,000       $     5,924.74
---------------------------- -----------------  --------------------  --------------------  -----------------


(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Ordinary Shares, as reported by the New York Stock Exchange, on June 16, 1999.

Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of Triton Energy Limited's Registration Statement Nos. 333-08005, 333-27313, 33-27203, 33-51691, and 33-46968.

In addition, pursuant to Rule 429 of the Securities Act of 1933, as amended, the Prospectus herein also relates to ordinary shares registered on Form S-8 (No. 333-27313) issuable pursuant to the Company's Amended and Restated 1997 Share Compensation Plan and with respect to which the requisite filing fee has previously been paid; ordinary shares registered on Form S-8 (No. 333-08005) issuable pursuant to the Company's Second Amended and Restated 1992 Stock Option Plan and Amended and Restated Restricted Stock Plan and with respect to which the requisite filing fee has previously been paid; ordinary shares registered on Form S-8 (No. 33-51691) issuable pursuant to the Company's Amended and Restated 1992 Stock Option Plan, Amended and Restated 1986 Convertible Debenture Plan and 401(k) Savings Plan and with respect to which the requisite filing fee has previously been paid; and ordinary shares registered on Form S-8 (No. 33-27203) issuable pursuant to the Company's 1989 Stock Option Plan and with respect to which the requisite filing fee has previously been paid.



PROSPECTUS



                                 ORDINARY SHARES


                              TRITON ENERGY LIMITED


     Under various employee benefit plans, such as our stock option plans and our employee stock purchase plan, we have issued, and may in the future issue, ordinary shares and stock options to purchase ordinary shares to plan participants, including our directors and executive officers. This prospectus is for use by plan participants who are directors and executive officers of Triton who may wish to sell the ordinary shares they have received or may receive in the future under our employee benefit plans. This prospectus may also be used use by family members of these plan participants if the participants transfer ordinary shares or stock options to purchase ordinary shares to members of their family.

     The price and other terms of these sales will be established at the time they occur. The sales prices may be equal to or based upon then-current market prices or determined through negotiation. The directors and executive officers may sell their shares directly, or they may use agents, brokers, dealers or underwriters, in every case determined when the sales occur.

     Triton will not receive any of the proceeds from the sales of shares by its directors and executive officers. Triton's ordinary shares are listed on the New York Stock Exchange under the symbol "OIL."

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING TRITON'S ORDINARY SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.


The  date  of  this  prospectus  is  June 18,  1999.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Disclosure  Regarding  Forward-Looking  Information                            3
Triton  Energy  Limited                                                        4
Enforceability  of  Civil  Liabilities  against  Foreign  Persons              4
Risk  Factors                                                                  5
Use  of  Proceeds                                                             10
Selling  Shareholders                                                         10
Plan  of  Distribution                                                        11
Where  You  Can  Find  More  Information  About  Triton                       12
Incorporation  of  Information  We  File  with  the  SEC                      13
Legal  Matters                                                                13
Experts                                                                       13
Indemnification                                                               14

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus, the accompanying prospectus supplement, and the documents we refer you to, as well as written and oral statements made or incorporated by reference from time to time by Triton and its representatives in reports, filings with the SEC, press releases, conferences or otherwise, may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. This information is subject to the "Safe Harbor" provisions of those statutes. Forward-looking statements include statements concerning Triton's and management's plans, objectives, goals, strategies and future operations and performance and the assumptions underlying such forward-looking statements. The words "anticipates," "estimates," "expects," "believes," "intends," "plans," "may," "will," "should," and similar expressions used in this prospectus, the accompanying prospectus supplement, and in the documents we refer you to are intended to identify such forward-looking statements. These statements include information regarding:

  -  drilling schedules;

  -  expected or planned production capacity;

  -  the closing of branch offices;

  -  future production of the Cusiana and Cupiagua fields in Colombia;

  - the negotiation of a gas-sales contract, the completion of development and the commencement of production in Malaysia-Thailand;

  - our capital budget, future capital requirements and our ability to meet our future capital needs;

  - future general and administrative expense and the portion to be capitalized;

  -  future interest expense and the portion to be capitalized;

  -  our ability to realize our deferred tax asset;

  -  the level of future expenditures for environmental costs;

  -  the outcome of regulatory and litigation matters;

  -  the impact of Year 2000 issues;

  - the estimated fair value of derivative instruments, including the equity swap; and

  -  proven oil and gas reserves and discounted future net cash flows therefrom.

     These statements are based on Triton's current expectations and involve a number of risks and uncertainties, including those described in the context of such forward-looking statements, as well as those presented in "Risk Factors" below. Actual results and developments could differ materially from those expressed in or implied by these statements. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional information with respect to these factors, see Triton's Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information about Triton" and "Incorporation of Information We File with the SEC."

                              TRITON ENERGY LIMITED

     Triton Energy Limited ("Triton", which may be referred to as "we" or "us" in this prospectus) is an international oil and gas exploration and production company. Our principal properties, operations, and oil and gas reserves are located in Colombia and Malaysia-Thailand. We are exploring for oil and gas in these areas, as well as in southern Europe, Africa and the Middle East.

     Our principal executive office is located at Caledonian House, Mary Street, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands and our telephone number there is (345) 949-0050. You can also obtain information regarding Triton by contacting our Investor Relations Department c/o Triton Energy, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206, telephone number (214) 691-5200, or by visiting our web site, www.tritonenergy.com. You can also obtain information about us from the Securities and Exchange Commission and the New York Stock Exchange. See "Where You Can Find More Information about Triton" and "Incorporation of Information We File with the SEC."

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Triton is a Cayman Islands company, certain of our officers and directors may be residents of various jurisdictions outside the United States and our Cayman Islands legal counsel, W.S. Walker & Company, are residents of the Cayman Islands. All or a substantial portion of our assets and the assets of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act of 1933. We have agreed to be served with process with respect to actions based on offers and sales of securities made pursuant to this prospectus and the accompanying prospectus supplement in the United States. To bring a claim against us, you may serve Triton's Corporate Secretary, c/o Triton Energy Corporation, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, its United States agent appointed for that purpose.

     W. S. Walker & Company, our Cayman Islands legal counsel, has advised us that there is doubt as to whether Cayman Islands courts would enforce (a) judgments of United States courts obtained in actions against us or such other persons that are predicated upon the civil liability provisions of the Securities Act of 1933 or (b) in original actions brought against us or such other persons predicated upon the Securities Act of 1933. There is no treaty between the United States and the Cayman Islands providing for such enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Cayman Islands courts as contrary to that nation's policy.

                                  RISK FACTORS

     In deciding whether to invest in Triton securities, you should consider the following risks. You should consider carefully these risks along with the other information in this document and the documents to which we have referred you. See "Where You Can Find More Information about Triton" and "Incorporation of Information We File with the SEC" below.

DRILLING OIL AND GAS WELLS COULD INVOLVE BLOWOUTS, HURRICANES, ENVIRONMENTAL AND OTHER OPERATING RISKS

     The nature of the oil and gas business involves certain operating hazards such as well blowouts, explosions, uncontrollable flows of oil, gas or well fluids, pollution, earthquakes, formations with abnormal pressures, labor disruptions, fires, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses. In addition, we may be liable for environmental damages caused by previous owners of property purchased by us or our predecessors. As a result, we could incur substantial liabilities to third parties or governmental entities. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations. In addition, we cannot be sure that insurance will continue to be available, or that insurance will continue to be available at premium levels that justify its purchase.

OUR  OPERATING  RESULTS  ARE  SIGNIFICANTLY  IMPACTED  BY  OIL  PRICES

     Currently, substantially all of our revenues are derived from the sale of oil produced in Colombia. In general, we sell our oil production at prices that are based on the market price of oil on the date of sale, although from time to time we may sell production in advance at contractually fixed prices and we may enter into hedging transactions. The market price for oil historically has been volatile and has recently decreased significantly. For example, during the three year period ended December 31, 1998, WTI oil prices fluctuated between a low price of $10.72 per barrel and a high price of $26.62 per barrel. Further decreases in oil and natural gas prices will adversely affect our revenues, results of operations, and cash flows. If the industry experiences significant prolonged future price decreases, we may be unable to generate sufficient cash flow from operations to make planned capital expenditures.

WE  MAY  INCUR  WRITEDOWNS  OF  PROPERTIES'  CARRYING  VALUES

     We follow the full cost method of accounting for exploration and development of oil and gas reserves. Under this method of accounting, all of our costs related to acquisition, holding and initial exploration of licenses in countries where we do not have any proved reserves are initially capitalized. We then periodically make assessments of these licenses for impairment on a country-by-country basis. Based on our evaluation of drilling results, seismic data and other information we deem relevant, we may be required to write down the carrying value of the oil and gas licenses in that country. A writedown constitutes a charge to earnings that does not impact our cash flow from operating activities. However, a writedown does impact the amount of our shareholders' equity. For example, in the second quarter of 1998, we recorded a $77.3 million ($72.6 million, net of tax) writedown of unevaluated oil and gas properties. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment write-downs are difficult to predict.

     In addition to possible writedowns that could occur periodically due to our assessments of licenses where we do not have any proved reserves, the accounting rules could require us to write down the carrying value of properties where we do have proved reserves as a result of the "full cost ceiling limitation" prescribed by the SEC. Under the full cost ceiling limitation, we will incur a writedown in any country to the extent that the net capitalized costs of oil and gas properties for that country, less related deferred income taxes, exceeds the amount given by the following formula:

(1)  the  estimated  future net revenues from the properties, discounted at 10%;
plus

(2)  unevaluated  costs  not  being  amortized;  plus

(3) the lower of cost or estimated fair value of unproved properties being amortized; minus

(4) income tax effects related to differences between the financial statement basis and tax basis of oil and gas properties.

     The discounted future net revenues from the properties is determined based on the selling price of oil or gas as of the end of the accounting period, or when results of operations for that period are determined. For example, as a result of a decline in oil prices in 1998, we incurred a writedown of evaluated oil and gas properties in Colombia of $105.4 million ($68.5 million, net of tax) and $135.6 million ($115.9 million, net of tax) in June and December, 1998, respectively, because of the full cost ceiling limitation. No adjustments were made to our reserves in Colombia as a result of the decline in prices. The SEC full cost ceiling limitation was calculated using the net prices of approximately $13 per barrel (as of June 30, 1998) and $11 per barrel (as of December 31, 1998). An additional writedown could be required if oil prices fall below the December 31, 1998, level at later quarter end dates.

     You can find information concerning our assets at December 31, 1998, including capitalized costs by geographic area, in note 22 of the notes to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 1998.

WE OPERATE IN FOREIGN COUNTRIES AND ARE SUBJECT TO POLITICAL, ECONOMIC AND OTHER UNCERTAINTIES

     We conduct substantially all of our exploration and production operations, and derive substantially all of our revenues, outside the United States. Operations in foreign countries, particularly in the oil and gas business, are subject to political, economic and other uncertainties, including:

  - the risk of expropriation, nationalization, war, revolution, border disputes, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

  - taxation policies, including royalty and tax increases and retroactive tax claims;

  - exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations;

  - laws and policies of the United States affecting foreign trade, taxation and investment; and

  - the possibility of having to be subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

     To date, our international operations have not been materially affected by these risks.

THERE  ARE  CERTAIN  RISKS  INVOLVED  IN  OPERATING  IN  COLOMBIA

     Our Colombia operation is responsible for substantially all of our revenues and operating cash flow. Development of reserves in the Colombia fields is ongoing and will require additional drilling.

     From time to time, guerrilla activity in Colombia has disrupted the operation of oil and gas projects causing increased costs. The guerrilla activity has increased over the last few years, causing delays in the development of the Cupiagua Field. Although we and our partners, as well as the Colombian government, have taken steps to maintain security and favorable relations with the local population, we cannot assure you that these attempts to reduce or prevent guerrilla activity will be successful or that guerrilla activity will not disrupt operations in the future.

     Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. In March 1999, the President of the United States announced that Colombia would be certified. We cannot assure you that, in the future, Colombia will receive certification or a national interest waiver. If in the future the United States does not grant Colombia certification, or a national interest waiver, several adverse consequences could result, including the following:

  - all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended;

  - the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia;

  - U.S. representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia (although such votes would not constitute vetoes); and

  - the President of the United States and Congress would retain the right to apply future trade sanctions.

     Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there.

THERE  ARE  CERTAIN  RISKS  INVOLVED  IN  OPERATING  IN  MALAYSIA-THAILAND

     We have an interest in a production sharing contract covering Block A-18 in the Malaysia-Thailand Joint Development Area. The contract gives us and our partners the right to explore for and produce oil and gas from the area. The area is located approximately 450 kilometers northeast of Kuala Lumpur and 750 kilometers south of Bangkok. We expect that it will take several years and the drilling of additional wells and the installation of production facilities before we can start producing gas from the area and receiving revenues. Also, pipelines will be required to be connected between the area and ultimate markets.

     As of the date of this prospectus, we have not signed a definitive agreement for the sale of our production. In April 1998, we and the other parties to the contract executed a "heads of agreement" contemplating a definitive gas-sales agreement for the sale of natural gas from the block. We and the representatives of each of the other parties, both buyers and sellers, have agreed to present an agreed form of gas-sales agreement to our boards of directors, and to the governments of Malaysia and Thailand, for approval. We cannot assure you that the agreement will be approved or executed, or if it is executed when it will occur. We believe we reduced some of the risk associated with developing our interest in this area when we sold to ARCO one-half of the shares of our subsidiary that held our interest in the block. In connection with the sale, ARCO agreed to pay the future exploration and development costs attributable to ours and ARCO's collective interest in Block A-18. This obligation of ARCO to "carry" our share of these costs is limited so that we and ARCO will each begin paying our share of the costs once ARCO has paid $377 million, or when gas production begins from a gas field, whichever occurs first.

THERE  MAY  BE  CERTAIN  RISKS  BECAUSE  OF  THE  INFLUENCE  OF  HICKS  MUSE

     In connection with the purchase by HM4 Triton, L.P., an affiliate of Hicks, Muse, Tate & Furst Incorporated, of 1,822,500 shares of our 8% Convertible Preference Shares in September 1998, five Triton directors resigned, we decreased the size of our board of directors from eleven to ten, and our board of directors appointed four persons nominated by HM4 Triton, L.P. to fill the vacancies. Under a shareholders agreement with HM4 Triton, L.P., for so long as the entire board of directors consists of ten members, HM4 Triton, L.P. has the right to designate four nominees for election to our board of directors. The number of persons HM4 Triton, L.P. has the right to designate will vary proportionately with any change in the total number of members of the board of directors. HM4 Triton, L.P.'s right to designate nominees for election to our board of directors will be reduced if HM4 Triton, L.P. reduces the number of Triton shares it holds below certain amounts.

     In the shareholders agreement, we also agreed that we would not take certain fundamental corporate actions without the consent of HM4 Triton, L.P. Some of the actions that would require HM4 Triton, L.P.'s consent are listed below:

  - entering into a merger or similar business combination transaction, or effecting a reorganization, recapitalization or other transaction pursuant to which a majority of the outstanding ordinary shares or any 8% Convertible Preference Shares are exchanged for securities, cash or other property;

  - authorizing, creating or modifying the terms of any securities that would rank equal to or senior to the 8% Convertible Preference Shares;

  -  selling assets comprising more than 50% of the market value of Triton;

  -  paying dividends on our ordinary shares;

  -  incurring certain levels of debt; and

  -  commencing a tender offer or exchange offer for any of our ordinary shares.

     In addition to the right to designate directors and the consent rights that HM4 Triton, L.P. has, HM4 Triton, L.P. controls approximately 37% of the total voting power of our outstanding shares through the ownership of 8% Convertible Preference Shares and ordinary shares. Thus, HM4 Triton, L.P. has significant influence over the actions we might take and will be able to influence, and in some cases determine, the outcome of matters submitted for approval of our shareholders. The existence of HM4 Triton, L.P. as a Triton shareholder may make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, a majority of the outstanding ordinary shares. A third party would be required to negotiate any such transaction with HM4 Triton, L.P. and the interests of HM4 Triton, L.P. as a shareholder may be different from the interests of the other Triton shareholders.

ANTI-TAKEOVER  PROVISIONS

     In addition to the influence of HM4 Triton, L.P. as described above, our articles of association include provisions that may make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, a majority of the outstanding ordinary shares. We can issue approximately eight million preference shares with rights and preferences to be determined by the board of directors without any shareholder approval. Our directors are divided into three classes and only one class is elected each year. These factors will make it difficult for a third party to replace our entire board of directors. We also have a shareholder rights plan which gives our shareholders the right to purchase ordinary shares for one-half of their per share market value if a third party acquires beneficial ownership of 15% or more of the ordinary shares (although HM4 Triton, L.P.'s ability to acquire shares is unlimited unless its ownership decreases below certain levels). This would result in significant economic dilution of any third party's investment. Finally, under Cayman Islands law, a business combination generally requires the affirmative vote of two-thirds of the shareholders voting.


THE  OIL  AND  GAS  INDUSTRY  IS  HIGHLY  COMPETITIVE

     The exploration and production business is highly competitive. We face strong competition from major oil companies (including government-owned companies), independent operators and other companies for favorable oil and gas concessions, licenses, production-sharing contracts and leases, drilling rights and markets. Many of our competitors have substantially larger financial resources, staffs and facilities. Additionally, the governments of certain countries where we operate may from time to time give preferential treatment to their nationals.

THE  OUTCOME  OF  LITIGATION  IS  IMPOSSIBLE  TO PREDICT AND CAN HAVE AN ADVERSE
IMPACT

     We cannot predict the outcome of litigation and its impact on our operations and financial condition. There are many factors that affect the outcome and impact of litigation that are beyond our control, such as jury verdicts, the application of laws to various factual situations, the actions that may or may not be taken by other parties and the availability of insurance. In addition, in certain situations, such as environmental claims, we could be held responsible for the liabilities of other parties. Moreover, circumstances could arise under which we may elect to settle claims at amounts that exceed our expected liability for the claims in order to avoid costly litigation. Judgments or settlements could, therefore, exceed any reserves.

                                 USE OF PROCEEDS

     Triton will not receive any proceeds from the sale of the ordinary shares offered by its directors and executive officers pursuant to this prospectus.

                              SELLING SHAREHOLDERS

     Pursuant to the terms of certain of the employee benefit plans, Triton's Board of Directors, or a Committee appointed by the Board, will determine from time to time (i) the individuals to whom ordinary shares or stock options will be issued, (ii) the number of ordinary shares or stock options to be issued and
(iii) the purchase price of ordinary shares subject to each stock option, which may be equal to or greater than the fair market value of the ordinary shares on the date of grant.

     Set forth below are the names of each person eligible to offer and sell ordinary shares issued to them or that they may acquire upon the exercise of stock options pursuant to the registration statements and this prospectus (the "Selling Shareholders"). In addition, the table sets forth as of May 31, 1999, the number of ordinary shares that could be offered for resale by such persons pursuant to this prospectus, and the number of ordinary shares to be owned by such persons upon completion of the offering if all such shares were sold.

     Triton is unaware of whether the Selling Shareholders presently intend to sell the shares that they now own or that they in the future may acquire. See "Plan of Distribution."

     Triton in the future may grant additional options to the persons listed below and may allow persons other than those listed below to offer and sell shares they may acquire pursuant to Triton's employee benefit plans. Triton will supplement this prospectus to reflect such changes as and when required by applicable law.




                        OWNERSHIP OF    ORDINARY SHARES        OWNERSHIP OF
                        ORDINARY        THAT COULD BE          ORDINARY SHARES
                        SHARES PRIOR    OFFERED FOR SELLING    IF ALL SHARES
NAME(1)                 TO OFFERING(2)  SHAREHOLDERS' ACCOUNT  ARE SOLD
----------------------  --------------  ---------------------  ---------------
Sheldon R. Erikson             153,000                151,000            2,000
Fitzgerald S. Hudson           133,330                 16,000          117,330
Hudson Family Trust            105,000                105,000                0
John R. Huff                   109,000                 91,000           18,000
Michael E. McMahon             111,000                106,000            5,000
James C. Musselman             328,300                315,000           13,300
Lamar Norsworthy                65,000                 30,000           35,000
C. Richard Vermillion           31,000                 30,000            1,000
J. Otis Winters                 30,000                 30,000                0
A. E. Turner                   300,330                300,330                0
W. Greg Dunlevy                 44,168                 42,168            2,000
Bernard Gros-Dubois             62,360                 62,360                0
Brian Maxted                   103,500                103,500                0
__________________


(1) The individual Selling Shareholders are directors and/or executive officers of Triton. Hudson Family Trust is a trust established by Mr. Hudson for the benefit of his family members and to which he has transferred stock options.
(2) Includes all ordinary shares issuable upon exercise of stock options held by the Selling Shareholders pursuant to the plans, whether or not currently exercisable or convertible, and all shares held for the account of the Selling Shareholders pursuant to Triton's 401(k) Savings Plan and employee stock purchase plan. Includes shares held by or for the benefit of wives and minor children of directors and executive officers and entities in which directors or executive officers hold a controlling interest. Also includes Ordinary Shares issuable upon conversion of any 8% Convertible Preference Shares owned.


                              PLAN OF DISTRIBUTION

     The Selling Shareholders may offer and sell or otherwise dispose of all or a portion of the ordinary shares they receive pursuant to Triton compensation plans from time to time as follows:

  -  to purchasers directly;

  - in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  - through underwriters, dealers and agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the ordinary shares for whom they may act as agent;

  -  through  the  writing  of  options  on  the  ordinary  shares;

  - through the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the shares or interests therein;

  - through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

  - through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  - through exchange distributions in accordance with the rules of the applicable exchange, including the NYSE;

  -  in transactions in the over-the-counter market;

  -  in any combination of one or more of the foregoing; or

  -  in any other lawful manner.

     Such sales may be made at then-current market prices, at prices related to then-current market prices or at negotiated prices. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Shareholders or their successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of such shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of such shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Triton, however, understands that the Selling Shareholders do not admit that they are underwriters within the meaning of the Securities Act of 1933. In addition, any of the shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     Triton will pay all of the expenses in connection with the offering contemplated by this prospectus, other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any legal counsel to the Selling Shareholders.

                       WHERE YOU CAN FIND MORE INFORMATION
                                  ABOUT TRITON

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information regarding the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed a registration statement on Form S-8 with the SEC covering the securities. For further information on Triton and the securities, please refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer to you. As the prospectus may not contain all the information you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and any later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:


(i) Annual Report on Form 10-K for the year ended December 31, 1998,

(ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

(iii)  the  description  of  the  ordinary  shares  contained  in  Triton's
Registration Statement on Form 8-A dated March 25, 1996, as amended by Form 8-A/A, dated August 14, 1996, Form 8-A/A dated October 2, 1998, and Form 8-A/A dated January 31, 1999.

     You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of the document.

     You may request a copy of any of the documents that are incorporated by reference in this prospectus, at no cost, by writing or telephoning us as follows: Triton Energy, Investor Relations, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, telephone (214) 691-5200.

                                  LEGAL MATTERS

     Certain legal matters in connection with the validity of the ordinary shares offered hereby have been passed upon for Triton by Thomas J. Murphy, General Counsel for Triton. Mr. Murphy owns ordinary shares of Triton and options to purchase ordinary shares.

                                     EXPERTS

     The audited financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

     Certain information with respect to the gas and oil reserves of Triton and its subsidiaries derived from the report of DeGolyer and MacNaughton, independent petroleum engineers, has been incorporated in this prospectus by reference in reliance upon such firm as experts with respect to the matters contained therein.

                                 INDEMNIFICATION

     Triton is a Cayman Islands company. Article XXXIII of Triton's Articles of Association provides that Triton will indemnify any person who was or is a party to any legal proceeding (including an action by or in the right of Triton), by reason of his acting as a director, officer, employee or in any other capacity for Triton, against any liability or expense he or she incurs in connection with the proceeding. Triton also must advance any expenses of defending any such proceeding to the full extent permitted by law. These rights to indemnification and advancement of expenses are not exclusive of any other rights such persons may have. The Articles of Association also provide that, except under certain circumstances, Triton's directors will not be personally liable to Triton or its shareholders for monetary damages for breach of fiduciary duties as a director.

     Cayman Islands law does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, the application of basic principles and certain Commonwealth case law which is likely to be persuasive in the Cayman Islands, would indicate that indemnification is generally permissible except in the event that there had been fraud or willful default on the part of the officer or director or reckless disregard of his duties and obligations to the company.

     Triton's directors and officers are also provided with indemnification against certain liabilities pursuant to a directors and officers liability insurance policy. Subject to applicable policy terms, conditions and exclusions, coverage is afforded for any loss that the insureds become legally obligated to pay by reason of any claim or claims first made against them during the policy period from any wrongful acts that are actually or allegedly caused, committed or attempted by the insureds prior to the end of the policy period. Wrongful acts are defined as any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers of Triton.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Triton pursuant to the foregoing provisions, Triton has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.








                              TRITON ENERGY LIMITED







                                 ORDINARY SHARES



                               __________________



                                   PROSPECTUS


                               __________________


                                __________, 1999



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents, which have been filed by Triton Energy Limited (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:


 (i)    Annual Report on Form 10-K for the year ended December 31, 1998;

(ii)    Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

(iii) The description of the ordinary shares contained in the Company's Registration Statement on Form 8-A dated March 25, 1996, as amended by Form 8-A/A, dated August 14, 1996, Form 8-A/A dated October 2, 1998, and Form 8-A/A dated January 31, 1999.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the ordinary shares ("Shares") offered hereunder have been sold or which deregisters all of such Shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     Certain legal matters in connection with the validity of the ordinary shares offered hereby have been passed upon for the Company by Thomas J. Murphy, General Counsel for the Company. Mr. Murphy owns ordinary shares of the Company and options to purchase ordinary shares.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Company is a Cayman Islands company. Article XXXIII of the Company's Articles of Association contains provisions with respect to indemnification of the Company's officers and directors. Such provisions provide that the Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, the Company, against any liability or expense actually and reasonably incurred by such person in respect thereof. The Company shall also advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise. The Articles of Association also provide that except under certain circumstances, directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duties as a director.

     The Companies Law (1995 Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, the application of basic principles and certain Commonwealth case law which is likely to be persuasive in the Cayman Islands, would indicate that indemnification is generally permissible except in the event that there had been fraud or willful default on the part of the officer or director or reckless disregard of his duties and obligations to the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ITEM  8.  EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-8, including those incorporated herein by reference.

Exhibit
 No.          Description  of  Exhibit
----          ------------------------




4.1    Articles of Association. (1)
4.2    Specimen Share Certificate of Ordinary Shares, $.01 par value, of the Company. (2)
4.3    Rights Agreement dated as of March 25, 1996, between Triton and The Chase
       Manhattan Bank, as Rights Agent, including, as Exhibit A thereto, Resolutions establishing the Junior Preference Shares. (1)
4.4    Resolutions Authorizing the Company's 5% Convertible Preference Shares. (3)
4.5    Amendment No. 1 to Rights Agreement dated as of August 2, 1996, between Triton
       Energy Limited and The Chase Manhattan Bank, as Rights Agent.  (4)
4.6    Amendment  No.  2  to  Rights  Agreement  dated as of August 30, 1998, between
       Triton Energy Limited and The Chase Manhattan Bank, as Rights Agent.  (5)
4.7    Unanimous Written Consent of the Board of Directors authorizing a Series of
       Preference Shares. (6)
4.8    Amendment No. 3 to Rights Agreement dated as of January 5, 1999, between
       Triton Energy Limited and The Chase Manhattan Bank, as Rights Agent.  (7)

5.1    Opinion of General Counsel.(8)
23.1   Consent of PricewaterhouseCoopers LLP.(8)
23.2   Consent of DeGolyer and MacNaughton.(8)
23.3 Consent of General Counsel (included in his opinion filed as Exhibit 5.1 to this Registration Statement).(8)
24 Power of Attorney (included in the signature page of this registration statement).(8)

       ____________________

  (1)  Previously filed as an exhibit to the Company's Registration Statement on Form S-3
       (No 333-08005) and incorporated herein by reference.
  (2)  Previously filed as an exhibit to the Company's Registration Statement on Form 8-A dated March 25, 1996, and incorporated herein by reference.
  (3)  Previously filed as an exhibit to the Company's and Triton Energy Corporation's
       Registration Statement on Form S-4 (No. 333-923) and incorporated herein by reference.
  (4)  Previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A
       (Amendment No. 1) dated August 14, 1996, and incorporated herein by reference.
  (5)  Previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A
       (Amendment No. 2) dated October 2, 1998, and incorporated herein by reference.
  (6)  Previously  filed  as  an  exhibit to Triton Energy Corporation's Quarterly Report on Form 10-Q for the quarter ended  September  30,  1998,  and  incorporated herein  by reference.
  (7)  Previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A
       (Amendment No. 3) dated January 31, 1999, and incorporated herein by reference.
  (8)    Filed herewith.




ITEM  9.  UNDERTAKINGS.

     (a)     The  undersigned  registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each person whose signature appears below authorizes James C. Musselman, A.E. Turner and W. Greg Dunlevy, or any of them, to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 18, 1999.


                                              TRITON  ENERGY  LIMITED



                                               By:/s/James C. Musselman
                                                  ---------------------
                                                  James C. Musselman,
                                                  President and Chief Executive
                                                  Officer



                                                  /s/Bernard  Gros-Dubois
                                                  -----------------------
                                                  Bernard  Gros-Dubois
                                                  Vice  President
                                                  (Principal  Financial  and
                                                   Accounting  Officer)

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on May 11, 1999 by the following persons in the capacities indicated.

          SIGNATURE                         TITLE
          ---------                         -----



     /s/  Thomas  O.  Hicks                Chairman of the Board of Directors
-----------------------------
(Thomas  O.  Hicks)



     /s/  James  C. Musselman              President, Chief Executive Officer
-----------------------------              and (Principal Executive  Officer)
  (James  C. Musselman)



     /s/  Sheldon  R.  Erikson             Director
------------------------------
(Sheldon  R.  Erikson)



------------------------------             Director
(Jack  D.  Furst)



    /s/ Fitzgerald  S.  Hudson             Director
------------------------------
(Fitzgerald  S.  Hudson)



     /s/  John  R.  Huff                   Director
------------------------------
(John  R.  Huff)



     /s/ Michael  E.  McMahon              Director
-----------------------------
(Michael  E.  McMahon)



     /s/  Lamar  Norsworthy                Director
----------------------------
(Lamar  Norsworthy)



    /s/ C. Richard Vermillion              Director
-----------------------------
(C.  Richard  Vermillion)



     /s/  J.  Otis  Winters                Director
-----------------------------
(J.  Otis  Winters)


                                INDEX TO EXHIBITS
Exhibit
 No.          Description  of  Exhibit
----          ------------------------




4.1    Articles of Association. (1)
4.2    Specimen Share Certificate of Ordinary Shares, $.01 par value, of the Company. (2)
4.3    Rights Agreement dated as of March 25, 1996, between Triton and The Chase
       Manhattan Bank, as Rights Agent, including, as Exhibit A thereto, Resolutions establishing the Junior Preference Shares. (1)
4.4    Resolutions Authorizing the Company's 5% Convertible Preference Shares. (3)
4.5    Amendment No. 1 to Rights Agreement dated as of August 2, 1996, between Triton
       Energy Limited and The Chase Manhattan Bank, as Rights Agent.  (4)
4.6    Amendment  No.  2  to  Rights  Agreement  dated as of August 30, 1998, between
       Triton Energy Limited and The Chase Manhattan Bank, as Rights Agent.  (5)
4.7    Unanimous Written Consent of the Board of Directors authorizing a Series of
       Preference Shares. (6)
4.8    Amendment No. 3 to Rights Agreement dated as of January 5, 1999, between
       Triton  Energy  Limited  and  The  Chase  Manhattan  Bank,  as  Rights  Agent.  (7)
 5.1   Opinion of General Counsel.(8)
23.1   Consent of PricewaterhouseCoopers LLP.(8)
23.2   Consent of DeGolyer and MacNaughton.(8)
23.3   Consent of General Counsel (included in his opinion filed as Exhibit 5.1 to this Registration Statement).(8)
  24   Power of Attorney (included in the signature page of this registration statement).(8)



____________________



(1)  Previously filed as an exhibit to the Company's Registration Statement on Form S-3
     (No 333-08005) and incorporated herein by reference.
(2)  Previously filed as an exhibit to the Company's Registration Statement on Form 8-A dated March 25, 1996, and incorporated herein by reference.
(3)  Previously filed as an exhibit to the Company's and Triton Energy Corporation's
     Registration Statement on Form S-4 (No. 333-923) and incorporated herein by reference.
(4)  Previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A
     (Amendment No. 1) dated August 14, 1996, and incorporated herein by reference.
(5)  Previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A
     (Amendment No. 2) dated October 2, 1998, and incorporated herein by reference.
(6)  Previously  filed  as an exhibit to Triton Energy Corporation's Quarterly Report on
     Form 10-Q for the quarter ended September 30, 1998, and incorporated herein by reference.
(7)  Previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A
     (Amendment No. 3) dated January 31, 1999, and incorporated herein by reference.
(8)  Filed herewith.